Exhibit 10.1

December 3, 2021

Mr. Jonathan Zhang

Dear Mr. Jonathan Zhang

Following our recent discussions, I am pleased to confirm my invitation to you to join the board of directors (the “Board”) of Takung Art Co., Ltd (the “Company”) as a director of the Board (“Director”). In addition to your acceptance and acknowledgment of this appointment letter, please complete and return the attached Directors’ and Officers’ Questionnaire (the “D&O Questionnaire”) in accordance with the accompanying instructions.

In completing the D&O Questionnaire, you consent to serve as a Director of the Company and you consent to the Company’s use of the information in the D&O Questionnaire in the Company’s filings with the Securities and Exchange Commission, the New York Stock Exchange, state governments and other regulatory authorities.

You agree to perform your responsibilities as a Director in good faith and in accordance with applicable law, the organizational documents of the Company and other policies and procedures applicable to such services.

The Company’s Board will appoint you as a Director effective as of December 3, 2021 (the “Effective Date”). The continuation of your appointment is contingent on reelection at forthcoming annual stockholders’ meetings.

You will not be employed by the Company and will be free to pursue your other interests. We ask that you please disclose these interests to our Corporate Counsel so that the Company can identify any appearance of conflict arising from our activities that may in the future intersect with yours. In addition, we ask that you comply with any other requirements related to service on other boards of directors that may be included in our organizational documents or Corporate Governance Guidelines.

Confidentiality

In your role as a Director, you will have access to confidential information about the Company and its clients and you agree to apply the highest standards of confidentiality and, except in the proper performance of your services, not to use or disclose to any person confidential information during your appointment or thereafter. In addition, you agree to comply with those provisions of the Company’s Code of Ethics and other policies applicable to Directors.

On termination of your appointment, you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company which are in your possession, custody or power by virtue of your position as a Director of the Company.

Committees

In connection with your appointment, you and the Board have agreed that you will serve as the Chairman of the Governance and Nominating Committee as well as on one or more committees of the Board. Compensation associated with committee service is addressed in the Remuneration section of this appointment letter.

Remuneration

The Company’s Non-Executive Director compensation program is described generally below. The Board or the applicable committee reserves the right to adjust the remuneration of directors from time to time. In consideration of your services and in accordance with the Company’s compensation arrangements for Non Executive Directors, you will receive (a) annual cash compensation of $36,000 payable quarterly in advance on the first business day of each calendar quarter. In addition, for each year of your service as Chairman of the Governance and Nominating Committee, you shall receive (b) an annual amount of $10,000, also payable quarterly. Your first cash compensation payment on January 1, 2022, will include a pro-rata amount for both (a) and (b) with respect to the full month of December, 2021. Further, in addition to cash compensation, you will be entitled to receive 5,000 restricted shares of common stock, par value $0.001, (the “Shares”) or the equivalent of $25,000 worth of share, whichever is greater, per year for serving on the Board, which shall vest in accordance with the terms and conditions set forth in the Company’s omnibus incentive plan and applicable award.

Expenses

The Company will reimburse you for reasonable and properly documented expenses incurred in performing your duties including business class air fare for one in person meeting in China per year in accordance with applicable reimbursement policies.

D&O Insurance

During the term of your service, the Company shall include you as an insured under its officers and directors insurance policy, which the Company shall use its best effort to maintain at a minimum coverage of 3 millions.

Indemnification

The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

Non-Competition

You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly as owner, partner, stockholder, employee, broker, agent principal, corporate officer, director, licensor or in any other capacity whatsoever, engage in, be employed by, or have any connection with any business or venture that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates; provided, however, that you may own securities of any public corporation which is engaged in such business but in an amount not to exceed at any one time, five percent of any class of stock or securities of such company, so long as you has no active role in the publicly owned company as director, employee, consultant or otherwise.

We look forward to your participation on the Board of Takung Art Co., Ltd.

Sincerely,

Kwok Leung Li
Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED BY:

Jonathan Zhang
December 3, 2021